Exhibit 4.1

DESCRIPTION OF REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF

THE SECURITIES EXCHANGE ACT OF 1934

Senior Credit Investments, LLC (“we,” “our” or the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: common limited liability company units (the “common units”). In this exhibit, references to “we,” “us” and “our” refer only to the Company and not any of its subsidiaries.

The following description of our common units is a summary of the material terms and provisions that apply to our common units. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to our Second Amended and Restated LLC Agreement (as amended and restated from time to time, the “LLC Agreement”), which is filed as an exhibit to our Annual Report on Form 10-K to which this exhibit relates.

Limited Liability Company Units

Under the terms of the LLC Agreement, we retain the right to issue our units in perpetuity, and payment for such units may be made over time as the board of directors of the Company (“Board of Directors”) determines. In addition, unitholders are entitled to one vote for each unit held on all matters submitted to a vote of unitholders and do not have cumulative voting rights. Accordingly, holders of a majority of the units entitled to vote in any election of directors may elect all of the directors standing for election. Unitholders are entitled to receive proportionately any dividends declared by the Board of Directors. Upon our liquidation, dissolution or winding up, the unitholders will be entitled to receive ratably our net assets available after the payment of all debts and other liabilities. Unitholders have no redemption or preemptive rights.

Transfer and Resale Restrictions

There is currently no market for the Company’s units, and the Company does not expect that a market for its units will develop in the future. The Company does not currently intend for the units to be listed on any national securities exchange.

Prior to an IPO or a listing, if any, investors will generally be prohibited from transferring their units without our prior written consent. In addition, purchasers of units of our common units prior to an IPO and listing, if any, will not be permitted to transfer their units after the consummation of such IPO and listing, if any, including a transfer of solely an economic interest, without our prior written consent for a period of time, unless we determine to waive such restriction.

Notwithstanding the foregoing, however, prior to an IPO or a listing, if any, investors may transfer their units to an “affiliated person,” as defined in Section 2(a)(3) of the Investment Company Act of 1940, as amended (the “1940 Act”), including a transfer of solely an economic interest, in whole or in part, provided that (i) we provide prior written consent to any such transfer, which shall not be unreasonably withheld or delayed, (ii) any purported transferee satisfies applicable eligibility and/or suitability requirements as set forth in the investor’s subscription agreement, and (iii) any such transfer is made in connection with transactions exempt from, or not subject to, the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) and otherwise in compliance with applicable securities laws, the LLC Agreement and the subscription agreement. No transfer will be effectuated except by registration of the transfer on our books. Each transferee must agree to be bound by these restrictions and all other obligations as an investor in the Company.

Delaware Law and Certain Limited Liability Company Agreement Provisions

Purpose

Under the LLC Agreement, we are permitted to engage in any business activity that lawfully may be conducted by a limited liability company organized under Delaware law and, in connection therewith, to exercise all of the rights and powers conferred upon us pursuant to the agreements relating to such business activity.

Agreement to be Bound by the LLC Agreement; Power of Attorney

By subscribing for the units, each investor will be admitted as a unitholder of the Company and will be deemed to have agreed to be bound by the terms of the LLC Agreement. Pursuant to the LLC Agreement, each unitholder and each person who acquires units from a unitholder grants to certain of our officers (and, if appointed, a liquidator) a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our Board of Directors the authority to make certain amendments to, and to make consents and waivers under and in accordance with, the LLC Agreement.

Classified Board of Directors

Our Board of Directors is divided into three classes of directors, with the terms of each class expiring in consecutive years, and in each case, those directors will serve until their successors are duly elected and qualify. Upon expiration of their current terms, directors of each class will be elected to serve until the third annual meeting of unitholders following their election and until their successors are duly elected and qualify and each year one class of directors will be elected by the unitholders. A classified board may render a change in control of us or removal of our incumbent management more difficult. We believe, however, that the longer time required to elect a majority of a classified board of directors will help to ensure the continuity and stability of our management and policies.

Election of Directors

Under the LLC Agreement, the affirmative vote of the holders of a plurality of the common units outstanding and entitled to vote thereon at a meeting of unitholders duly called and at which a quorum is present will be required to elect a director. Pursuant to the LLC Agreement, our Board of Directors may amend the LLC Agreement to alter the vote required to elect directors.

Number of Directors; Vacancies; Removal

Our LLC Agreement provides that the Company’s Board of Directors will be composed of five (5) directors, which number may be increased or decreased only by a majority of the directors, but shall never be less than one (1) or more than twelve (12).

Our LLC Agreement provides that a director may resign from the Board of Directors at any time. If a director is determined by the Board of Directors to have committed an act that constitutes cause, as defined in the LLC Agreement, such director may be removed from his or her position by a vote of a majority in interest of the unitholders. In addition, any director may be removed from his or her position by a vote at a duly called meeting of the Board of Directors of least 80% of the directors then seated. Any and all vacancies on the Board of Directors as a result of resignation or removal may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualifies, subject to any applicable requirements of the 1940 Act.

Action by Unitholders

Under the LLC Agreement, the Company will hold an annual meeting for the purposes of electing directors and offering unitholders the opportunity to review and discuss the Company’s investment activity and portfolio, and for such other business as may lawfully come before the unitholders. Annual meetings will be held on such date and at such time as may be designated from time to time by the Board of Directors and stated in the notice of the meeting. Special meetings of the unitholders for any proper purpose or purposes may be called at any time by the Board of Directors. With respect to an annual or special meeting of unitholders, nominations of persons for election to the Board and the proposal of business to be considered by unitholders may be made only pursuant to the notice of the meeting, as determined by the Board of Directors.

A quorum of the unitholders at an annual meeting or a special meeting will consist of unitholders holding one-third of the outstanding units entitled to vote on the matter in question.

Unitholder Voting and Consents

Whenever action is required to be taken by a specified percentage in interest of the unitholders, such action may be deemed to be valid if taken upon the written vote or written consent of those unitholders who units represent the specified percentage of the aggregate outstanding units of all unitholders at the time.

Each unitholder is entitled to one vote for each unit held on all matters submitted to a vote of the unitholders. Any units held by Jefferies Credit Management LLC, or any affiliate or successor thereto serving as investment adviser for the Company, are not entitled to vote on matters submitted to a vote of the unitholders. Except as expressly provided herein, no class of, or enumerated category of, unitholders are entitled to vote or consent separately as a class with respect to any matter. For these purposes, a “majority in interest” shall mean a percentage in interest in excess of 50%.

Amendment of the Limited Liability Company Agreement

Except as otherwise provided in LLC Agreement, the terms and provisions of the LLC Agreement may be waived, modified, amended, or deleted during or after the term of the Company, with the prior written consent of a majority in interest of the unitholders.

Term of the Company; Events of Dissolution

The LLC Agreement provides that term of the Company began on the date the certificate of formation was filed with the Secretary of State of the State of Delaware and the Company will continue in existence perpetually unless the Company is dissolved and its affairs wound up in accordance with the Delaware Limited Liability Company Act (“the Delaware Act”) or as determined by the Board.

The LLC Agreement provides that Company will be dissolved (i) upon the determination by the Board in its sole discretion to dissolve the Company because the Board has determined that there is a substantial likelihood that due to a change in the text, application or interpretation of the provisions of the U.S. federal securities laws (including the Securities Act, the 1940 Act and the Investment Advisers Act of 1940) or the provisions of The Employee Retirement Income Security Act of 1974 (“ERISA”) (including the Plan Assets Regulation), the Internal Revenue Code of 1986, as amended, or any other applicable statute, regulation, case law, administrative ruling or other similar authority (including changes that result in the Company being taxable as a corporation or association under U.S. federal income tax law), the Company cannot operate effectively in the manner contemplated herein, (ii) at any time there are no unitholders of the Company, unless the business of the Company is continued in accordance with the LLC Agreement or the Delaware Act, (iii) upon the vote of a majority in interest of the unitholders in favor of the wind up and dissolution of the Company upon the occurrence or state of affairs constituting Cause (as defined in the LLC Agreement); provided that such vote shall occur no later than 90 days after the unitholders have received notice from the Company of Cause pursuant to the LLC Agreement, (iv) the vote in favor of the wind up and dissolution of the Company by three-fourths of the unitholders, or (v) upon the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Delaware Act.